Exhibit 4.12

HALIFAX CORPORATION

AMENDMENT TO 7% SUBORDINATED DEBENTURE

     THIS AGREEMENT is made and entered into, effective for all purposes and in all respects as of the 29th day of June 2005 by and between (i) HALIFAX CORPORATION, a Virginia corporation (the “Company”) and (ii) Nancy Morrison Scurlock (“Scurlock”).

WITNESSETH

     WHEREAS, the Company is indebted to Scurlock (pursuant to the Assignment of Subordinated Debenture dated as of October 18, 2004 by and between the Nancy M. Scurlock Trust, dated December 9, 2003 and Scurlock) in the modified principal amount of Two Hundred Thousand Dollars ($200,000), with interest thereon pursuant to the 7% Subordinated Debenture dated January 27, 1998 and modified on August 7, 2003 and September 30, 2003 (the “Debenture”);

     WHEREAS, the Subordination Agreement, dated March 6, 2002, by and among the Company, Research Industries and Provident Bank (successor by merger to Southern Financial Bank) (the “Subordination Agreement”) subordinates the Debenture to the Senior Loan Facility (as defined below) and prohibits repayment of principal of the Debenture while the Senior Loan Facility is outstanding without prior approval from the Company’s lender under the Senior Loan Facility;

     WHEREAS, in order to correct the inherent inconsistencies between the Debenture and the Subordination Agreement, the Company and Scurlock wish to extend the maturity date of the Debenture to July 1, 2007, which date is the next day immediately succeeding the expiration of the Amended and Restated Loan and Security Agreement, dated as of November 8, 2004, by and between the Company, Halifax Engineering, Inc., a Virginia corporation, Microserv LLC, a Delaware limited liability company and Halifax AlphaNational Acquisition, Inc., a Delaware corporation, and Provident Bank, a Maryland banking corporation, of Baltimore, Maryland, and the successor by merger to Southern Financial Bank which Amended and Restated Loan and Security Agreement combines, amends and replaces the Security Agreement dated as of March 6, 2002, Change in Terms Agreements dated as of March 12, 2002 and April 3, 2003 and ARTS Security and Finance Agreement dated as of September 9, 2003, each executed by the Company and Bank, as amended, as may be amended and further extended from time to time (the “Senior Loan Facility”);

     WHEREAS, Scurlock wishes to waive any rights she has regarding the acceleration of the Debenture and the Company’s requirement that the Company provide Scurlock with notice of events of default under the Debenture which may have arisen or occurred prior to the date of this Agreement, it being understood that Scurlock is not waiving her rights regarding the acceleration of the Debenture as a result of, or notice of, any events of default under the Debenture arising on or after the date hereof;

     NOW, THEREFORE, in consideration of the mutual covenants made herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Scurlock hereby agree as follows:

     A. Recitals; Defined Terms. The foregoing recitals are hereby incorporated by this reference and made a substantive part hereof.

     B. Extension of the Maturity Date of the Debenture. The Company and Scurlock hereby agree that the maturity date of the Debenture shall be July 1, 2007, which date is the next day immediately succeeding the expiration of the Senior Loan Facility.

     C. Waiver of Prior Events of Default. Scurlock hereby waives any rights she has regarding the acceleration of the Debenture and the Company’s requirement that the Company provide Scurlock with notice of events of default under the Debenture which may have arisen or occurred prior to the date of this Agreement, it being understood that Scurlock is not waiving her rights regarding the acceleration of the Debenture as a result of, or notice of, any events of default under the Debenture arising on or after the date hereof.

     D. Representation and Warranties.

     1. The Company hereby represents and warrants as follows (with the effectiveness of this Agreement being further conditioned upon all such representations and warranties being true and correct in all material respects on the date of this Agreement):

(a)	The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action; and

(b)	This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, equitable remedies and other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to the discretion of the court before which such remedies are sought.

     2. Scurlock hereby represents and warrants (with the effectiveness of this Agreement being further conditioned upon all such representations and warranties being true and correct in all material respects on the date of this Agreement) that this Agreement constitutes the legal, valid and binding obligations of Scurlock, enforceable against her in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, equitable remedies and other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies is subject to the discretion of the court before which such remedies are sought.

     E. Effect on the Agreement. Except as specifically amended or agreed to hereby, the Debenture shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

     F. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their behalf in their respective corporate names by their duly authorized officers all as of the date first above written.

HALIFAX CORPORATION

By:	/s/ Joseph Sciacca

	Name:	Joseph. Sciacca
	Title:	Chief Financial Officer

/s/ Nancy Morrison Scurlock

Nancy Morrison Scurlock, Individually

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